UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

CanAm Uranium Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	522259 (Commission File Number)	None (IRS Employer Identification No.)

1255 West Pender Street
Vancouver, BC
Canada V6E 2V1
(Address of principal executive offices) (Zip Code)

(206) 274-7598
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 16, 2007, the Board of Directors appointed Dr. Peter Born and Paul T. Sarjeant as Directors of CanAm Uranium Corp. On April 20, 2007, Thomas E. Puzzo was appointed as a Director.

Dr. Peter Born, age 54, is a registered professional geologist with the Association of Professional Geoscientists of Ontario and is a Fellow of the Geological Association of Canada. He has over 30 years of mining exploration and development experience, focusing on project evaluation and feasibility studies for companies in Canada. Additionally, Dr. Born has several years of uranium exploration in the Athabasca Basin of Saskatchewan and the Thelon Uranium Basin of the Northwest Territories, Canada.  Since December 2000, Dr. Born has been a Well Site Geologist with RPS Energy Canada Ltd., in which position he has supervised the completion of approximately 43 vertical wells and 40 horizontal wells. From May 2000 until December 2000, Dr. Born acted as a consulting geologist to three mineral exploration and development companies. From January 1996 to May 2000, Dr. Born was a Senior Geologist then Resource Geologist at WMC International Ltd., which position entailed, among other things, geological and database modeling on a gold exploration and production project. Prior to 1996, Dr. Born held a variety of geologist positions at several mineral exploration and development companies, including acting as a Senior Consulting Geologist at Echo Bay Mines, modeling the Aquarius ore body. Dr. Born holds a Ph.D. in Earth Sciences (1996) from Carleton University, Ottawa, Ontario.  In 1976, Dr. Born earned a Bachelor of Science degree in Geology from Carleton University, Ottawa, Ontario and subsequently earned a M.Sc. degree in Geology (1979) from Laurentian University, Sudbury, Ontario.

Paul T. Sarjeant, age 46, has been involved in the mining industry for over twenty years, with experience in project evaluation and management for junior and senior companies in Canada, with operations globally. Since November 2006, Mr. Sarjeant has served as President and Chief Executive Officer, and Director, of Grandview Gold Inc., a Toronto Stock Exchange-listed, gold exploration company with operations in Canada and the US. From September 1999 to November 2006, Mr. Sarjeant served as a Financial Advisor with Berkshire Securities Inc. and CIBC Wood Gundy, where he advised individuals and small businesses with respect to financial planning, investment analysis, taxation matters, and insurance issues. Beginning in November 1996, Mr. Sarjeant served as Vice President of Exploration and Chief Operating Officer of Auric Resources Ltd., before being appointed President and Chief Executive Officer in September 1997, a position he held until July 1999. From May 1984 to November 1996, Mr. Sarjeant held several positions at Echo Bay Mines Ltd. From May 1984 to June 1992, he worked as a Project Geologist at Echo Bay’s Canadian Exploration Group, where, in addition to performing geological analysis, his duties included hiring and supervising exploration crews, drill contractors and surveying contractors. From July 1992 to November 1996, he was the Senior Staff Geologist with Echo Bay’s International Exploration Group, where his duties included identifying and evaluating mid- to advanced-stage mineral exploration and production projects on a worldwide basis. Mr. Sarjeant holds a Bachelor of Science degree, with Honours, in Geological Sciences (1983) from Queen’s University, Kingston, Ontario. In 1999, Mr. Sarjeant completed the Canadian Securities Course and Conducts Practices Course, and in 2005, he earned a Designation as a Certified Financial Planner. He is also a member of the Association of Professional Engineers and Geoscientists of British Columbia.

Thomas E. Puzzo, age 40, is a practicing lawyer, based in Seattle, Washington, who also serves as of counsel to Catalyst Law Group of San Diego. Mr. Puzzo’s law practice focuses on securities regulation and corporate finance. Mr. Puzzo has represented numerous companies in raising capital via public and private offerings of debt and equity securities, and counseled public companies in connection with their ongoing reporting and other obligations. He has also represented underwriters in public offerings, broker-dealers in placing private offerings and venture capital funds and other investors in non-public investment transactions. Mr. Puzzo also has extensive experience in counseling public companies on maintaining compliance with Nasdaq, New York Stock Exchange and American Stock Exchange rules and Over-the-Counter Bulletin Board eligibility requirements. Additionally, Mr. Puzzo has represented established and emerging businesses with respect to intellectual property transfers and protection. Mr. Puzzo received his B.A. from the Evergreen State College in 1989. From 1989 to 1991, he attended the University of Leiden in The Netherlands, where he studied Philosophy and received a Propaedeutic Degree in Dutch. Mr. Puzzo received his J.D. from Seattle University in 1997.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanAm Uranium Corp.
(Registrant)
Date: April 24, 2007	By: /s/ Ryan Gibson Name: Ryan Gibson Title: President and Chief Executive Officer